Prospectus Supplement No. 2 dated February 8, 2012	Filed Pursuant to Rule 424(b)(3) and (c)
(To Prospectus dated March 4, 2010)	Registration No. 333-165221

NANOVIRICIDES, INC.

250,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

2,500,000 SHARES OF COMMON STOCK

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) supplements and should be read in conjunction with our Prospectus dated March 4, 2010 (the “Prospectus”) as amended by Prospectus Supplement dated November 1, 2011 (“Prospectus Supplement No. 1”). This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

Consummation of Subsequent Closing

On February 8, 2012, pursuant to that certain Securities Purchase Agreement, dated November 1, 2011, by and between the Registrant and Seaside 88, LP (“Seaside”), as disclosed in Prospectus Supplement No. 1, Seaside purchased 250,000 shares of the Registrant’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) at the purchase price of $10.00 per share (the “Purchase Price”) for an aggregate purchase price of $2,500,000. 40,000 shares of Series B Preferred Stock (or such lesser number that remains unconverted) shall automatically convert into shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) commencing on February 8, 2012 and every fourteen (14) days thereafter. Each share of Series B Preferred Stock converts into shares of Common Stock at a conversion factor equal to the Purchase Price divided by the lower of (i) the daily volume weighted average of actual trading prices of the Common Stock on the trading market (the “VWAP”) for the ten (10) consecutive trading days immediately prior to a conversion date multiplied by 0.85 or (ii) the VWAP for the trading day immediately prior to a conversion date multiplied by 0.88.

The Series B Preferred Stock accrues dividends at the rate per annum of 10% per share. The dividend can be paid in either cash or in shares of Common Stock at a 15% discount to the ten (10) trading day VWAP immediately preceding the dividend date. Dividends are payable at each conversion date.

In no event will a conversion of the Series B Preferred Stock into Common Stock occur if the VWAP of the Common Stock during the 20-day trading period immediately preceding a conversion date does not exceed a floor of $0.20 or the registration statement with respect to the shares of Common Stock being issued upon conversion is not in effect. If a conversion fails to occur because the registration statement is not in effect, Seaside has available to it certain redemption rights as described in the Certificate of Designation. If a conversion fails to occur because the floor has not been met, the shares not converted on such conversion date are added to the shares to be converted on the following conversion date.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

	Per Share		Maximum Offering Amount
Offering price of Series B Preferred Stock		$10.00	$2,500,000
Placement agent fees (1)	$		150,000
Proceeds, before expenses, to NanoViricides, Inc.	$		$2,350,000

(1)	We have agreed to pay the placement agent a cash fee representing 6% of the gross purchase price paid for the Series B Preferred Stock.

You should read the Prospectus, Prospectus Supplement No. 1 and this Prospectus Supplement carefully before you invest. Please refer to “Risk Factors” on page 7 of the Prospectus Supplement for a discussion of the material risks involved in investing in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2012.